Exhibit 3.9
CERTIFICATE OF INCORPORATION
OF
DART HELICOPTER SERVICES, INC.
Article I
Corporate Name
The name of this corporation is Dart Helicopter Services, Inc.
Article II
Registered Agent
The registered agent and the address of the registered office in the State of Delaware are:
National Registered Agents, Inc.
160 Greentree Drive, Suite 101
Dover, Delaware 19904
Kent County
Article III
Corporate Purpose
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
Article IV
Capital Stock
1.This corporation is authorized to issue one class of stock to be designated “Common Stock”. The total number of shares of Common Stock which the corporation is authorized to issue is one hundred (100) shares, having no par value per share.
2.All rights to vote and all voting powers shall be vested in the holders of the Common Stock. The holders of the Common Stock shall be entitled to one (1) vote for each share of Common Stock held.
Article V
Board of Directors
For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
1.The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner provided in the Bylaws.
2.The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Common Stock of the corporation.

3.The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.
Article VI
Indemnification; Limitation of Liability
1.To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
2.The corporation shall have the power to indemnity, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
3.Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
Article VII
Incorporator
The name and mailing address of the incorporator is as follows:
Matthew S. Heiter
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, 20th Floor
Memphis, Tennessee 38103
(901) 526-2000
Article VIII
Perpetual Existence
The corporation is to have a perpetual existence.
Article IX
Effective Date
This Certificate and the Certificate of Conversion filed herewith shall be effective as of July 31, 2011.

Article X
Amendment
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter provided by statute and all rights conferred upon the stockholders herein are granted subject to this right.
I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 29th day of July, 2011.

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND/OR REGISTERED OFFICE
The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.    The name of the corporation is DART HELICOPTER SERVICES, INC.
        .
2.    The Registered Office of the corporation in the State of Delaware is changed to
251 Little Falls Drive
    (street), in the City of Wilmington, DE    ,
County of New Castle    Zip Code 19808    . The name of the
Registered Agent at such address upon whom process against this Corporation may be
served is Corporation Service Company    .
3.    The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Francois Bolduc
Authorized Officer

Name:	Francois Bolduc
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